UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 31, 2017 (July 27, 2017)

HOLLY ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-32225	20-0833098
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2828 N. Harwood, Suite 1300, Dallas, Texas 75201

(Address of Principal Executive Offices)

(214) 871-3555

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR

240.13e-4(c))

Indicate by check mark whether the registrant is emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On July 27, 2017, Holly Energy Partners, L.P. (the “Borrower”) (a) assumed the indebtedness and other obligations owed by Holly Energy Partners-Operating, L.P. (“HEP Operating”), its wholly-owned subsidiary, pursuant to that certain Second Amended and Restated Credit Agreement dated as of February 14, 2011 (as amended prior to the date hereof, the “Prior Credit Agreement”) by and among HEP Operating, as borrower, Wells Fargo Bank, National Association, as administrative agent and an issuing bank, and the financial institutions party thereto as lenders and (b) entered into a Third Amended and Restated Credit Agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent and an issuing bank, and the financial institutions party thereto as lenders.

The Credit Agreement provides for a five-year senior secured revolving credit facility that may be used for revolving credit loans and letters of credit in an initial maximum principal amount not to exceed $1.4 billion. The sublimit for letters of credit under the Credit Agreement is $50 million, which sublimit amount can be increased at the Borrower’s election up to $150 million upon satisfaction of certain terms and conditions specified in the Credit Agreement. The Credit Agreement is available for general partnership purposes.

The Borrower has the right to request an increase in the maximum amount of the Credit Agreement, up to $1.7 billion. The request will become effective if (a) certain customary conditions specified in the Credit Agreement are met and (b) one or more existing lenders under the Credit Agreement or other financial institutions approved by the administrative agent commit to lend the increased amounts under the Credit Agreement.

Prior to the Investment Grade Date (as defined in the Credit Agreement), the Borrower’s obligations under the Credit Agreement are secured by substantially all of the assets of the Borrower and its material, wholly-owned subsidiaries. Indebtedness under the Credit Agreement is guaranteed by the material, wholly-owned subsidiaries of the Borrower.

The Borrower may prepay all loans at any time without penalty, except for payment of certain breakage and related costs.

Indebtedness under the Credit Agreement bears interest, at the Borrower’s option, at either (a) the reference rate as announced by the administrative agent plus an applicable margin (ranging from 0.50% to 1.50%) or (b) at a rate equal to the interest rate per annum reported by Bloomberg L.P. in its index of rates applicable to Dollar deposits in the London interbank market plus an applicable margin (ranging from 1.50% to 2.50%). In each case, the applicable margin is based upon the Total Leverage Ratio (as defined in the Credit Agreement) for the four most recently completed fiscal quarters. The Borrower incurs a commitment fee on the unused portion of the Credit Agreement at a rate ranging from 0.25% to 0.50% based upon the Total Leverage Ratio for the four most recently completed fiscal quarters. The initial maturity date of the Credit Agreement is July 27, 2022.

The Credit Agreement imposes certain requirements, including: limitations on distributions to the Borrower’s equityholders; limitations on our ability to incur debt, make loans, acquire other companies, change the nature of our business, enter into a merger or consolidation, or sell assets; and covenants that require maintenance of a specified Total Leverage Ratio, and prior to the Investment Grade Date, a specified EBITDA to interest expense ratio and senior debt to EBITDA ratio.

Upon the occurrence, and during the continuance, of an event of default, including but not limited to nonpayment of principal when due, failure to perform or observe certain terms, covenants or agreements under the Credit Agreement, and certain defaults of other indebtedness, the administrative agent may terminate the obligation of the lenders under the Credit Agreement to make advances and issue letters of credit and declare any outstanding obligations under the Credit Agreement immediately due and payable. In addition, in the event of insolvency, the obligation of each lender to make advances and issue letters of credit shall automatically terminate and any outstanding obligations under the Credit Agreement shall immediately become due and payable.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Third Amended and Restated Credit Agreement dated July 27, 2017, among Holly Energy Partners, L.P., as borrower, Wells Fargo Bank, National Association, as administrative agent, an issuing bank and a lender, and certain other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOLLY ENERGY PARTNERS, L.P.

By:	HEP LOGISTICS HOLDINGS, L.P. its General Partner

By:	HOLLY LOGISTIC SERVICES, L.L.C. its General Partner

By:	/s/ Richard L. Voliva III
Name:	Richard L. Voliva III
Title:	Executive Vice President and Chief Financial Officer

Date:    July 31, 2017

EXHIBIT INDEX

Exhibit No.	Description
10.1	Third Amended and Restated Credit Agreement dated July 27, 2017, among Holly Energy Partners, L.P., certain of its affiliates acting as guarantors, Wells Fargo Bank, National Association, as administrative agent, an issuing bank and a lender, and certain other lenders party thereto.